Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-113557, 333-31978, 333-34360, 333-86098 and 333-89666), S-8 (Nos. 333-104685, 333-69116, 333-52512, 333-34358, 333-95673, 333-92173, 333-58183, 333-77321, 333-66151, 333-02889, 333-00779, 033-43591, 333-14241, 333-12095 and 333-118090) of our report dated June 10, 2004, except as to Notes 6, 12, 21 and 24 related to the change in reported segments and certain subsequent events, as to which the date is September 21, 2004, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

September 21, 2004